Exhibit 99.22

This Agreement (the Agreement) is made and entered into as of 22.4.2024, by and between (i) RP VENTURES LLC, a Delaware limited liability company with registered office at 919 North Market Street, Suite 950, Wilmington, Delaware 19801 (RPV); (ii) SMARTFIN CAPITAL II CommV, a limited partnership - private privak under Belgian law, with registered office at Priester Cuypersstraat 3, 1040 Etterbeek, Belgium, registered under the Belgian Crossroads Bank for Entreprises under number BE 0737.910.771 (Smartfin Capital II); (iii) SMARTFIN CAPITAL NV, a private limited liability company under Belgian law, with registered office at Priester Cuypersstraat 3, 1040 Etterbeek, Belgium, registered under the Belgian Crossroads Bank for Entreprises under number BE 0507.713.440 (Smartfin Capital); SMARTFIN MANAGEMENT BV, a private limited liability company under Belgian law, with registered office at Priester Cuypersstraat 3, 1040 Etterbeek, Belgium, registered under the Belgian Crossroads Bank for Entreprises under number BE 0737.561.076 (Smartfin Management, together with Smartfin Capital II and Smartfin Capital, Smartfin); (iv) OPEN OCEAN OPPORTUNITY FUND I KY, a Finnish limited partnership, operating under Finnish law, with registered office at Mikonkatu 1 B 00100 Helsinki Finland, registered with the Finnish Trade Registry under number 2902683-7 (Open Ocean Fund I); (v) OPEN OCEAN FUND TWO KY, a Finnish limited partnership, operating under Finnish law, with registered office at Mikonkatu 1 B 00100 Helsinki Finland, registered with the Finnish Trade Registry under number 2307565-4 (Open Ocean Fund Two); (vi) Michael Widenius, a natural person residing at Vanha Turuntie 38, 02700 Kauniainen, Finland known under the national registration number 030362-1152; (vii) Patrik Backman, a natural person residing at Birger Carlstedtin Kuja 1 B, 02230 Espoo, Finland known under the national registration number 270875-043L; and (viii) Ralf Wahlsten, a natural person residing at Puutarhatie 6, 02700 Kauniainen, Finland known under the national registration number 281262-1331 (the persons under (iv) until and including (viii) together known as Open Ocean).

RPV, Smartfin and Open Ocean are hereinafter individually referred to as a Party and collectively as the Parties. This Agreement shall be effective as of the date last executed by any Party (the Effective Date).

WHEREAS, the Parties are shareholders in MariaDB plc, an Irish public limited company with registered office at [*] (MariaDB), listed on the New Yerk Stock Exchange.

WHEREAS, on February 15, 2024, K1 Investment Management LLC, a limited liability company organised and existing under the laws of Delaware, with a registered address at 1209 Orange Street, Wilmington, Delaware 19801 made a non-binding offer to acquire the entire issued share capital of MariaDB at 0.55 $ per share (the Proposed Transaction).

WHEREAS, reference is made to SCHEDULE 13D/A dated March 27, 2024, related to the disclosure of the formation of a group among the Parties (Group) and whereby the Parties communicated that they were currently not prepared to support any transaction with respect to MariaDB that they believe does not protect the best interests of MariaDB and its business.

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WHEREAS, the Parties desire to enter into this Agreement to dissolve the Group and satisfy any and all claims that the Parties may have against each other.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, including good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed by the Parties as follows:

1.	(a) Parties agree that Group is dissolved and none of the Parties shall have any liability to any of the other Parties hereto with respect to their actions (or in actions) relating to their investment in MariaDB or the formation of a Group and (b) each Party discharges any and all Released Claims (as defined below) that such Party and/or its Related Parties may have against any other Party and/or any of their respective Related Parties;

2.	Conditioned upon the sale, transfer or other exchange of all of RPV and each of its affiliates equity securities in MariaDB pursuant to the Proposed Transaction (the “Payment Condition”), RPV agrees to pay promptly following the satisfaction of the Payment Condition the following amounts in full:

-	To Smartfin Capital: USD 1,905,163;

-	To Smartfin Capital II: USD 1,094,837;

-	To Open Ocean: USD.1,250,000

Divided between (to be specified later by OO)

o	To Open Ocean Opportunity Fund I:

o	To Open Ocean Fund Two:

o	To Michael Widenius:

o	To Ralf Wahlsten:

o	To Patrik Backman:

These amounts will be paid to the bank accounts provided to RPV in writing at least three (3) business days prior to the satisfaction of the Payment Condition.

3.	Effective as of the Effective Date, each Party, on its own behalf and on behalf of its Related Parties, hereby irrevocably, unconditionally and voluntarily releases, waives, acquits, and forever discharges the other Parties, and their respective Related Parties, from any and all claims, agreements, disputes, causes of action, demands or liabilities of any nature whatsoever, whether in law or equity, arising from, in connection with or relating to the formation of the Group and any activities related to their respective investments in MariaDB on or prior to the Effective Date, whether now known or unknown, claimed or unclaimed, and all claims arising in the USA, Ireland, Belgium or any other jurisdiction, under any and all applicable laws, constitutions, statutes, rules, regulations or any common law right, or for any kind of compensatory, special or consequential damages, indirect, exemplary, punitive or liquidated damages, attorneys' fees, costs, disbursements or expenses (the Released Claims). Any and all disputes arising out of or relating to any of the foregoing Released Claims are hereby finally compromised and settled. The Released Claims shall not include any rights and obligations set forth in this Agreement and this release shall not bar any action required to enforce this Agreement. Related Parties means with respect to a Party any and all of its past, present or future direct or indirect affiliates, subsidiaries, parent entities, partners, members, shareholders, directors, managers, officers, employees, agents, attorneys-in-fact, trustees, and advisors, and any affiliates, investment or other advisors, employees, officers, directors, managers, agents, counsels and other representatives of the foregoing and each of their respective successors and assigns; provided, that, in no event shall Related Parties include MariaDB or any of its subsidiaries.

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Each Party, on its own behalf and on behalf of its Related Parties, covenants that neither such Party nor any of its Related Parties will (and that such Party will cause its Related Parties not to) sue, or bring, assert or otherwise pursue any allegation, claim, proceeding or other action against any of the entities that they are releasing hereunder on the basis of any matters released pursuant to this Agreement, regardless of whether such allegation, claim, proceeding or other action is enforceable under, or not prohibited by, applicable law or otherwise.

4.	The Parties each expressly assume the risk that by entering into this Agreement and the releases contained herein, each will forever waive claims, causes of action, and damages that may exist before the Effective Date, but which it does not know of, or suspect to exist, and which, if known, would have materially affected the Party’s decision to enter into this Agreement.

5.	Each Party, on its own behalf and on behalf of its Related Parties, hereby expressly agrees that the release contemplated by this Agreement extends to any and all rights granted under Section 1542 of the California Civil Code (“Section 1542”) and any analogous state law or federal law or regulation, and all such rights are hereby expressly, irrevocably and unconditionally waived. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

6.	Each Party, on its own behalf and on behalf of its Related Parties, understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such person the right not to release existing claims of which such person is not aware, unless such person voluntarily chooses to waive this right. Having been so apprised, each Party, on its own behalf and on behalf of its Related Parties, nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Agreement.

7.	Each Party, on its own behalf and on behalf of its Related Parties, (a) acknowledges and agrees that the foregoing waiver set forth in Section 5 is an essential and material term of this Agreement and that, without such waiver, the other Parties would not have agreed to the terms of this Agreement, (b) hereby represents to the other Parties that it understands and acknowledges that it may hereafter discover facts, documents and legal theories concerning the entities being released hereunder or the subject matter hereof in addition to or different from those which it now believes to be true, (c) acknowledges and agrees no entity being released hereunder in any capacity shall have any duty to disclose or provide any such facts, documents or legal theories (whether material or immaterial, known or unknown, suspected or unsuspected, foreseen or unforeseen) to such Party solely by reason of the releases being provided by such Party and its Related Parties hereto, (d) each entity being released hereunder shall be deemed to have fully, finally and forever settled and released any and all claims, whether known or unknown, concealed, suspected or unsuspected, contingent or non-contingent, assertable directly or derivatively by class representative or individual, which now exist or heretofore have existed or will in the future exist to the extent such claims are actually released pursuant to this Agreement, (e) understands and hereby agrees that the releases set forth in this Agreement shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories, and (f) hereby assumes the risk of any mistake of fact or applicable law with regard to any potential claim or with regard to any of the facts that are now unknown to it relating thereto.

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8.	The Parties agree that RPV or any of its Related Parties will not be responsible for providing tax reporting and withholding for payments made pursuant to this Agreement under applicable law. If RPV or any of its Related Parties becomes liable for the payment of taxes, assessments or other similar governmental charges, including, but not limited to, withholding taxes, and any interest, penalties, addition to taxes or other similar items thereon, relating to or in respect of any payment made by it pursuant this Agreement, RPV may satisfy such liability to the extent possible from amounts otherwise payable to the applicable payee pursuant to Section 2. To the extent that such amounts are withheld or deducted and timely paid over to or deposited with the relevant governmental authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable payee in respect to which such deduction and withholding was made. Smartfin and Open Ocean shall, jointly and severally, indemnify and hold RPV and its Related Parties harmless from any liability or obligation on account of taxes, assessments or other similar governmental charges, and any interest, penalties, addition to taxes or other similar items thereon, that may be assessed or asserted against RPV or any of its Related Parties relating to or in respect of any amounts payable pursuant to this Agreement.

9.	Each party will bear its own fees and costs related to the Released Claims and the preparation and negotiation of this Agreement.

10.	This Agreement is binding upon and shall inure to the benefit of each Party, its Related Parties and their respective successors and assigns.

11.	This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the internal laws of the State of Delaware as applied to contracts made and to be performed entirely within the State of Delaware without giving effect to any choice or conflict of law provisions that would result in the application of any law other than the law of the State of Delaware. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware and the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

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12.	This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matters set forth herein, and supersedes and replaces any prior agreements and understandings, whether oral or written, between and among them with respect to such matters. The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of all Parties.

13.	This Agreement may be executed in separate counterparts by the Parties, and each counterpart when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

14.	Each of the Parties has been represented by counsel in the preparation of this Agreement.

15.	This Agreement is made among financially sophisticated and knowledgeable parties and entered into by the Parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the Party who prepared (or caused the preparation of) such agreement or the relative bargaining power of the Parties.

16.	As of the Effective Date, each Party hereto represents and warrants that it is an entity duly formed, validly existing, and in good standing under the laws of its jurisdiction of organization. Each Party further represents and warrants that it has full power and authority to enter into this Agreement and to perform its obligations hereunder. Each Party represents and warrants that the execution, delivery, and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval. Each Party represents and warrants that the person signing this Agreement in a representative capacity on its behalf has that Party’s authority to so sign and that it will be bound by the signatory’s execution of this Agreement.

17.	If any provision of this Agreement is determined to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to the Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and

(ii) the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

18.	No relaxation, forbearance, delay, or indulgence by a Party in enforcing its rights hereunder or the granting of time by such Party will prejudice or affect its rights hereunder. No waiver of a breach or provision of this Agreement will be deemed effective, unless provided in writing by the allegedly waiving Party. A waiver by a Party of a breach or provision will not operate as a waiver of any other breach or provision, or of any subsequent or continuing breach.

19.	Any notice required or permitted to be given hereunder will be given in writing and sent by an internationally recognized overnight delivery service (dated receipt requested). Notice shall be sent to the addresses as mentioned as well as a copy by e-mail to:

-	For Smartfin: bluyten@smartfinvc.com;

-	For RPV: dc@runacap.com;

-	For Open Ocean: patrik@openocean.vc

20.	Each of the Parties acknowledge and agree that this Agreement constitutes a compromise settlement of disputed claims. Neither the fact of, nor any provision contained in this Agreement nor any action taken pursuant to its terms will constitute, or be construed as, or be asserted to be, an admission of any wrongdoing, fault or liability of any kind on the part of either Party. This Agreement will not be offered or be admissible as evidence against either Party or cited or referred to in any action or proceeding except an action or proceeding to enforce this Agreement. In any action or proceeding to enforce this Agreement in which this Agreement is admitted into evidence or otherwise considered, the Agreement will not constitute an admission by either Party or a waiver of any claims or defenses the Party may have or assert.

21.	Headings and captions used in this Agreement are for ease of reference only, and do not constitute part of this Agreement, nor will they be used as an aid in the construction hereof.

- Signature page to follow -

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IN WITNESS WHEREOF, and INTENDING TO BE LEGALLY BOUND, each Party hereby sets its hand and seal as of the date set forth below.

FOR AND ON BEHALF OF RP VENTURES LLC

Name:
Title:

Signature:	/s/ Murat Akuyev

FOR AND ON BEHALF OF SMARTFIN CAPITAL

Name:	SmartFin Management NV
Title:	Sole statutory director represented by Its permanent representative Bart Luyten

Signature:	/s/ Bart Luyten

FOR AND ON BEHALF OF SMARTFIN CAPITAL II

Name:	SmartFin Management NV
Title:	Sole statutory director represented by Its permanent representative Bart Luyten

Signature:	/s/ Bart Luyten

FOR AND ON BEHALF OF SMARTFIN MANAGEMENT

Name:	Bart Luyten
Title:	Managing Director

Signature:	/s/ Bart Luyten

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FOR AND ON BEHALF OF OPEN OCEAN FUND I

Name:	Ralf Wahlsten
Title:	Chairman of the board

Signature:	/s/ Ralf Wahlsten

FOR AND ON BEHALF OF OPEN OCEAN FUND TWO

Name:	Ralf Wahlsten
Title:	Chairman of the board

Signature:	/s/ Ralf Wahlsten

MICHAEL WIDENIUS

Signature:	/s/ Michael Widenius

PATRIK BACKMAN

Signature:

RALF WAHLSTEN

Signature:	/s/ Ralf Wahlsten

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